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                                                                     EXHIBIT 8.1

                   [FORM OF SHEARMAN & STERLING TAX OPINION]

                               December 20, 1999

650-330-2204
Alcatel
54, rue La Boetie
75008 Paris, France

Ladies and Gentlemen:

      We have acted as counsel for Alcatel, a French corporation ("Parent"), in connection with the preparation, execution and delivery of the Agreement and Plan of Merger and Reorganization, dated as of September 27, 1999, (the "Agreement"), among Parent, Eden Merger Corp., a California corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and Genesys Telecommunications Laboratories, Inc. (the "Company"), and documents related or incidental thereto and transactions to be effected thereunder. You have requested our opinion concerning certain United States federal income tax consequences of the merger of Merger Sub with and into the Company (the "Merger") pursuant to the Agreement. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Agreement or in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") which will be included in the Registration Statement on Form F-4 (the "Registration Statement") filed by Alcatel on the date hereof with the Securities and Exchange Commission (the "Commission"). All section references herein are made to the corresponding section of the Internal Revenue Code of 1986, as amended (the "Code").

      In delivering this opinion, we have reviewed and relied upon facts and descriptions set forth in the Registration Statement, the Agreement and related documents pertaining to the Merger. We also have relied upon certificates of officers of Parent and the Company (the "Officers' Certificates"). We have assumed that the Officers' Certificates, respectively, have been executed and delivered by appropriate officers of Parent and the Company and are true and correct. We also have assumed that the certifications made in the Officers' Certificates, respectively, will continue to be true and correct as of the Effective Time of the Merger unless we receive written notification from Parent or the Company prior to the Effective Time of the Merger.

      Based on the foregoing and the Code, the Income Tax Regulations issued by the United States Treasury Department thereunder, rulings of the Internal Revenue Service and court decisions, all as in effect on the date hereof, we are of the opinion that if the Merger is completed in accordance with the terms and conditions of the Agreement and assuming in the case of opinions one and two that Parent does not elect to pay cash for the Common Stock, and if the statements set forth in the Officers' Certificates are true and correct on the date hereof and at the Effective Time of the Merger, for United States federal income tax purposes:

             1. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

             2. Parent, Merger Sub, and the Company each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

             3. The discussion entitled "Material U.S. Federal Income Tax Consequences" in the Proxy Statement/Prospectus, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.
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      In accordance with customary practice relating to opinion letters, our opinions speak only as of the date hereof, and, subject to the assumptions and conditions set forth above, the Effective Time of the Merger, and we disclaim any duty to update such opinions.

      This opinion has been delivered to you and is intended solely for your benefit. It may not be relied upon by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

      In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933 (the "Act") we hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement at the time of the filing thereof, and to the references made to us under the caption "THE MERGER -- Material U.S. Federal Income Taxes" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ SHEARMAN & STERLING